Exhibit 99.3

ECOLAB

ECOLAB

# Third Quarter 2016 Teleconference

Ecolab's webcast, including the quarterly earnings announcement, discussion and earnings guidance, and related presentation slides, is available to the public on Ecolab's website at **www.ecolab.com/investor**. Replays of this and prior webcasts and related materials are available at that site. Listening to a webcast requires Internet access, Windows Media Player or other compatible streaming media player.

ECOLAB THIRD QUARTER 2016

3Q 2016 Overview

◢Earnings:

▪	Reported diluted EPS $1.27, +48% versus last year; adjusted diluted EPS $1.28, flat year on year
▪	Reported and adjusted diluted EPS include $0.09 (7 percentage points) unfavorable currency

◢Sales:

▪	Reported sales -2%; fixed currency sales +1%; acquisition adjusted fixed currency sales flat year on year
▪	Global Institutional, Global Industrial and Other segment acquisition adjusted fixed currency sales +3%, partially offset by a moderated decline in Global Energy sales
▪	Strong new business growth and new product introductions drove market share gains

◢Operating Margin:

▪	Reported operating margin +500 bps; adjusted fixed currency operating margin +60 bps
▪	Pricing, volume growth and cost savings initiatives in our Global Institutional, Global Industrial and Other segments was partially offset by a decline in Global Energy

◢Outlook:

▪	4Q: Adjusted diluted EPS of $1.23 to $1.33, including an approximate $0.02 unfavorable impact from FX/Venezuelan devaluation/deconsolidation
▪	2016: Adjusted diluted EPS of $4.35 to $4.45, including an approximate $0.30, or 7 percentage point, unfavorable impact from FX/Venezuelan devaluation/deconsolidation

SUMMARY

Continued attractive new business gains and new product introductions drove acquisition adjusted fixed currency sales growth in our Global Institutional, Global Industrial and Other segments during the third quarter, offsetting a moderated decline in Global Energy sales. Product innovation, lower delivered product costs and ongoing cost efficiency work led the strong adjusted fixed currency operating margin expansion, more than offsetting the impact of soft economies, challenging end markets and continued currency headwinds. These drove the 7% adjusted earnings per share increase before currency translation.

Looking to the fourth quarter, we expect our Global Institutional, Global Industrial and Other segments to continue to show modestly better year-on-year acquisition adjusted fixed currency growth versus the third quarter, outpacing their markets and soft international economies as they leverage investments we have made to further improve sales and service force effectiveness and profitability. We expect lower year-on-year results from our Global Energy business. We look for fourth quarter adjusted diluted earnings per share to be in the $1.23 to $1.33 range, with that range including approximately $0.02 per share of unfavorable impact from the Venezuela devaluation and deconsolidation and currency translation, as we continue to aggressively drive business growth.

We have narrowed our forecast for adjusted diluted earnings per share for the full year 2016 to the $4.35 to $4.45 range from $4.35 to $4.50, which includes expected currency headwinds of approximately $0.30 per share (of which $0.17 per share is from the Venezuela devaluation and deconsolidation).

HIGHLIGHTS

•	Third quarter diluted earnings per share were $1.27.

•

On an adjusted basis, excluding special gains and charges and discrete tax items from both years, third quarter 2016 adjusted diluted earnings per share were $1.28, and included a $0.09, or 7 percentage point, currency headwind. This compared with adjusted diluted earnings per share of $1.28 a year ago.

•

Our consolidated acquisition adjusted fixed currency sales were modestly higher as our Global Institutional, Global Industrial and Other segments grew 3% but were offset by lower Global Energy sales. Regional sales growth was led by Latin America.

•

Reported operating margins increased 500 basis points. Adjusted fixed currency operating margins expanded 60 basis points as continued sales growth from the Global Institutional, Global Industrial and Other segments, lower delivered product costs and cost efficiencies offset lower Global Energy results.

•

In 2016’s difficult operating environment, we have focused on driving new business gains by helping customers to lower their costs. We are using our industry-leading product innovation and service strengths to help customers achieve the best results and lowest operating costs, and through these aggressively drive new account gains across all of our segments.

•

We expect fourth quarter adjusted diluted earnings per share in the $1.23 to $1.33 range, reflecting a combined Venezuela devaluation and deconsolidation impact and currency translation drag of approximately $0.02.

•	We narrowed our full year adjusted diluted earnings per share forecast to the $4.35 to $4.45 per share range from $4.35 to $4.50. This forecast includes expected unfavorable currency exchange of approximately $0.30 per share, of which $0.17 per share is from the Venezuela devaluation and deconsolidation.
•

In summary, despite a very challenging global economic and market environment, we expect to deliver solid fundamental results in 2016. We remain confident in our business, our markets and our people, as well as our capacities to meet our aggressive growth objectives over the coming years.

VENEZUELA

As previously disclosed, Ecolab deconsolidated its Venezuela operations at year-end 2015. This change in accounting treatment, in which we stopped consolidating the results of our local Venezuelan operations in our 2016 financial statements, does not directly affect the local operations of our Venezuelan businesses. We continue to serve customers in Venezuela after the deconsolidation.

Also as previously disclosed, the earnings per share impact of currency on growth rates versus 2015 includes the $0.15 per share effect of the Venezuela bolivar devaluation during 2015. The combined impact of the Venezuela bolivar devaluation and deconsolidation on adjusted earnings per share represents a total year-on-year 2016 headwind of approximately $0.17 per share.

To provide useful period-to-period comparison of results, acquisition adjusted growth rates generally exclude the results of any acquired business from the first twelve months post-acquisition, exclude the results of divested businesses from the previous twelve months prior to divestiture, and exclude the Venezuelan results of operations from both the current period and comparable period of the prior year.

SALES DISCUSSION

Consolidated sales	% Change
Volume & mix	<1%
Pricing	<1%
Subtotal	<1%
Acq./Div.	1%
Fixed currency growth	1%
Currency impact	(3)%
Total	(2)%

Ecolab’s consolidated reported sales for the third quarter decreased 2%.  Consolidated fixed currency sales for the quarter increased 1%. Acquisition adjusted fixed currency sales were modestly higher when compared to the year ago period. Looking at the growth components, both volume and mix and pricing were modestly positive. Acquisitions and divestitures were 1% and currency was a negative 3%.

GLOBAL INDUSTRIAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Food & Beverage	4%	4%
Water	0%	0%
Paper	2%	2%
Textile Care	2%	2%
Total Global Industrial	1%	2%

FOOD & BEVERAGE

Third quarter fixed currency Food & Beverage sales increased 4% as corporate account and share gains more than offset generally flat industry trends. Globally, we enjoyed good growth in our food and beverage markets, with flat sales in dairy and agri. Regional growth was strong in Latin America and Asia Pacific, while Europe and North America recorded modest gains.

Food & Beverage continues to drive growth using its enterprise selling approach to customers, in which we combine Ecolab’s industry-leading cleaning and sanitizing, water treatment and pest elimination capabilities to demonstrate our value through the delivery of improved food safety results, lower operating costs and enhanced product quality for customers. This has enabled us to win business with key global customers. We look to more than offset tough industry conditions with further customer penetration, new business capture, new market growth and leverage from our strong innovation pipeline, and show good growth in the fourth quarter.

WATER

Fixed currency Water sales were flat when compared to prior year.  Mining’s double-digit decline offset modest heavy and solid light industry sales growth.  Regionally, we saw strong sales growth in Latin America, modest growth in Europe and Middle East & Africa, and modest declines in Asia Pacific (led by China) and North America.

We continue to drive penetration and share gains in all of our water markets, leveraging our innovative solutions to help customers optimize water usage, improve results and lower our customers’ total operating costs. We continue to invest in additional new water technologies to improve customers’ operating performance, lower their operating costs and improve safety.

We remain focused on strengthening our corporate account and enterprise sales teams as well as growing our new accounts pipeline. We also continue to enhance our total water management solutions that deliver improved efficiency and decreased operating costs for our customers. We expect low single digit growth in the fourth quarter from continued share gains in light industries and lapping comparisons in mining, and as we invest in our fundamental drivers for better growth next year.

PAPER

Third quarter fixed currency Paper sales increased 2%. Good growth in Latin America and moderate growth in North America and Europe, driven by strong sales efforts and business wins, more than offset declines in Asia Pacific.

We continue to focus on maximizing results for our customers through minimizing water and optimizing their total cost in the growth segments of board & packaging, tissue & towel and pulp. Paper expects to show continued growth in the fourth quarter as it continues its focus on delivering increased customer value through innovative solutions.

GLOBAL INSTITUTIONAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Institutional	% Change	% Change
Institutional	7%	4%
Specialty	6%	6%
Healthcare	6%	6%
Total Global Institutional	6%	4%

INSTITUTIONAL

Fixed currency sales growth for the Institutional business was 7%. Acquisition adjusted fixed currency sales for Institutional grew 4%. Global lodging demand continued to show slight growth, while restaurant foot traffic data remains soft. Looking at our regional sales, North America, Asia Pacific and Latin America turned in solid sales gains, and Europe rose modestly. New business wins, led by demand for our leading product innovation in key platforms, along with appropriate pricing, drove our results. Sales to our end users remained strong in the third quarter; however softer sales into our distributor channel moderated the quarter’s increase.

We remain focused on delivering increased customer value, offering an increasing range of effective solutions that reduce our customers’ water, energy and labor costs, backed by superior on-site service. We expect our investments in improved field technology, sales firepower and innovation to drive future growth and improve on our industry leadership position. Looking ahead, we expect continued solid Institutional sales growth in the fourth quarter.

SPECIALTY

Third quarter sales for Specialty grew 6% in fixed currencies. Quickservice sales growth was solid as we continue to see growth in our global accounts and as food safety gains greater focus among our customers. New business gains, increased service coverage and additional customer solutions leveraged generally modest industry trends to drive growth. The food retail business posted a strong gain, with the improved sales growth reflecting continued new customer additions and product introductions.

New account wins have been solid, and with our ongoing investments in new products, the sales and service force and increased solutions for customers, we expect a strong fourth quarter and solid full year in 2016 for Specialty.

HEALTHCARE

Fixed currency Healthcare sales rose 6% in the third quarter. We achieved strong growth in both North America and Europe as we continued our focus on executing the Ecolab value proposition: offering innovative product and premium on-site service programs to improve hygiene, and in acute care, reduce healthcare acquired infections and increase operating efficiencies, and thereby deliver improved outcomes in hospital operating rooms, patient rooms and central sterile areas. Ecolab’s outcome-based programs are still a relatively new approach for the industry, but the need is great, and we are well-positioned help customers.  The improving sales traction and new business pipeline makes us confident regarding the long term growth potential for our business.

Further, the pending acquisition of Anios should bolster our position in Europe and accelerate our international expansion. We look for fourth quarter 2016 Healthcare sales to show further solid organic growth as the new business gains benefit results.

GLOBAL ENERGY SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Energy	% Change	% Change
Energy	(8)%	(8)%

Third quarter fixed currency Global Energy segment sales decreased 8%, a slower decline than the first half, but still reflecting continued difficult operating conditions during the quarter. Within our upstream businesses, the well stimulation business (representing less than 10% of Energy segment sales) recorded a significant decline. Our production business (which represents approximately 65% of Energy segment sales) also declined due to continued lower price and customer product usage.  Sales in downstream grew modestly.

Looking ahead, improved oil prices and increased drilling rig counts have contributed to a more stable energy market environment. We continue to expect industry activity will take time to gain momentum, with demand and pricing improvement developing gradually in 2017. We look for the fourth quarter 2016 to reflect this lag. We expect the fourth quarter and full year 2016 acquisition-adjusted Energy segment sales to decrease in the low double-digit range year on year, as the quarter compares to a period which had several large one-time sales.  In this environment, we remain aggressive, using both our industry-leading product innovation and our outstanding sales and service team to drive sales and share gains, as well as strengthen our position for future growth. We expect these factors to enable us to show improving growth over the next several years as the energy markets recover.

OTHER SEGMENT

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	7%	7%
Equipment Care	10%	10%
Total Other	8%	8%

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 7% in the third quarter. Sales to food retail, hospitality and restaurant customers led the growth. Regionally, we enjoyed double-digit growth in Latin America and strong growth in North America and Asia Pacific. We continue to drive market penetration, using innovative service offerings, new technologies and leading capabilities in our service offerings to address key customer needs and global trends. Additionally, we continue expanding benefits as we globalize our market-focused capabilities and field technologies. We expect Pest Elimination sales to show further good growth in the fourth quarter led by gains in all markets.

EQUIPMENT CARE

Equipment Care sales grew 10% in the third quarter. New customer additions and productivity improvements from our technology and training investments continue to benefit sales growth. While the fourth quarter sales growth will reflect comparison against a strong period last year, Equipment Care’s solid underlying trends and operating improvements should yield a strong full year 2016 increase and drive further good growth ahead.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2016	% sales	2015	% sales	% change
Gross Profit	$ 1,648.9	48.7%	$ 1,626.4	47.2%	1%

Third quarter gross margins were 48.7%. When adjusted for special charges, third quarter 2016 gross margins were also 48.7% and rose 80 basis points above last year. The improvement was driven by lower delivered product costs, cost efficiencies and the decline in Global Energy (which on average has a lower gross profit margin).

($ millions, unaudited)	2016	% sales	2015	% sales	% change
SG&A	$ 1,071.6	31.6%	$ 1,070.7	31.1%	0%

SG&A expenses represented 31.6% of third quarter sales, which is 50 basis points above last year, primarily reflecting the impact of acquisitions,  investments in the business and the decline in Global Energy (which on average has a lower SG&A ratio).

($ millions, unaudited)	2016	% sales	2015	% sales	% change
Consolidated Op. Inc.	$ 574.1	17.0%	$ 413.0	12.0%	39%
Consolidated Fixed
Currency Op. Inc. (adj.)	$ 567.2	17.1%	$ 542.4	16.5%	5%

Consolidated operating income margins were 17.0%. Adjusted for special charges, fixed currency operating income margins were 17.1%, rising 60 basis points over last year’s comparable margin. The strong margin expansion was driven by appropriate pricing, sales volume growth and cost savings in our

Global Institutional, Global Industrial and Other segments, which were partially offset by a decline in Global Energy results.

SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2016	% sales	2015	% sales	% change
Global Industrial Op. Inc.	$ 199.8	16.9%	$ 179.7	15.4%	11%

Fixed currency operating income for the Global Industrial segment increased 11%. Acquisition adjusted fixed currency operating income grew 12% and margins increased 160 basis points to 16.9%. Lower delivered product costs, appropriate pricing and cost savings initiatives drove the increase.

($ millions - fixed currency, unaudited)	2016	% sales	2015	% sales	% change
Global Institutional Op. Inc.	$ 266.8	22.9%	$ 256.9	23.5%	4%

Fixed currency operating income for the Global Institutional segment increased 4%. Acquisition adjusted fixed currency operating income grew 6% and margins increased 50 basis points to 24.0%. Results reflected appropriate pricing and sales volume gains which more than offset investments in the business and higher delivered product costs.

($ millions - fixed currency, unaudited)	2016	% sales	2015	% sales	% change
Global Energy Op. Inc.	$ 100.9	13.3%	$ 111.1	13.4%	(9)%

Fixed currency Global Energy segment operating income decreased 9%.  Acquisition adjusted fixed currency operating income declined 8% and margins were steady at 13.2%. The decrease reflected delivered product cost savings, synergies and other cost reduction actions which more than offset reduced pricing, lower sales volumes and reduced plant overhead absorption (driven by the lower sales volumes).

($ millions - fixed currency, unaudited)	2016	% sales	2015	% sales	% change
Other Op. Inc.	$ 41.3	19.6%	$ 37.0	19.0%	12%

Fixed currency operating income for the Other segment increased 12% and margins expanded 60 basis points due to pricing and sales volume gains.

($ millions, unaudited)	2016	2015
Corporate
Special Gains/(Charges)	($3.2)	($166.5)
Corp. Expense	(41.6)	(42.3)
Total Corporate Expense	($44.8)	($208.8)

Corporate expense includes amortization expense of $42 million in both the third quarter of 2016 and 2015, related to the Nalco merger intangible assets. Corporate expense also includes special gains and charges. Total special gains and charges for the third quarter of 2016 were immaterial on a net basis. Special gains and charges for the third quarter of 2015, including the non-controlling interest impact of $11 million, were a net charge of $155 million ($145 million after-tax), and primarily consisted of an approximate $125 million charge related to the devaluation of a portion of our Venezuelan net assets.

TAX RATE, SHARES AND CONSOLIDATED INCOME

The reported income tax rate for the third quarter of 2016 was 25.5%, compared with the reported rate of 29.6% in the third quarter of 2015. Excluding the tax rate impact of the special gains and charges and discrete tax items, the adjusted tax rate was 25.2% in the third quarter of 2016, compared with 25.8% for the same period last year. The improved adjusted tax rate was primarily driven by the geographic mix of income, the permanent enactment of the research and development tax credit and global tax planning strategies.

Ecolab reacquired 0.7 million shares of its common stock during the third quarter.

The net of this performance is that Ecolab reported third quarter diluted earnings per share of $1.27 compared with $0.86 reported a year ago.  When adjusted for special gains and charges and discrete tax items in both years, adjusted earnings were equal to last year at $1.28.

BALANCE SHEET, CASH FLOW AND LEVERAGE

Summary Balance Sheet and Selected Balance Sheet Measures

(unaudited)	September 30
($ millions)	2016	2015
Cash and cash eq.	$ 180.6	$ 184.8
Accounts receivable, net	2,349.6	2,450.0
Inventories	1,342.4	1,439.2
Other current assets	299.4	568.4
PP&E, net	3,292.9	3,212.2
Goodwill and intangibles	10,429.8	10,671.6
Other assets	484.1	357.1
Total assets	$ 18,378.8	$ 18,883.3

Short-term debt	$ 1,571.2	$ 1,009.1
Accounts payable	1,022.7	1,034.5
Other current liabilities	1,580.1	1,513.0
Long-term debt	5,091.4	5,753.7
Pension/Postretirement	914.5	1,146.8
Other liabilities	1,257.1	1,583.6
Total equity	6,941.8	6,842.6
Total liab. and equity	$ 18,378.8	$ 18,883.3

	September 30
(unaudited)	2016	2015
Total Debt/Total Capital	49.0%	49.7%
Net Debt/Total Capital	48.3%	49.0%
Net Debt/EBITDA	2.6	2.5
Net Debt/Adjusted EBITDA	2.3	2.3

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

Selected Cash Flow items

	Nine Months Ended
(unaudited)	September 30
($ millions)	2016	2015
Cash from op. activities	$ 1,491.7	$ 1,395.2
Depreciation	420.9	422.7
Amortization	217.2	224.4
Capital expenditures	478.6	551.6

Net debt to total capital was 48%, with the net debt to adjusted EBITDA ratio at 2.3 times. Year to date cash from operations showed a strong increase, primarily reflecting improved working capital metrics (accounts receivable, inventory and accounts payable).

FORECAST

Looking ahead, we remain focused on our long term fundamentals: driving fixed currency organic growth through the effective implementation of our successful Ecolab business model, which means offering the best products, backed by the best service, to yield the best results at the lowest total use cost to the customer. We will use this model, along with our well-developed corporate accounts and independent customer approach, to drive superior fixed currency organic growth in the expected turbulent economic environment. While we are carefully watching our costs, we continue to make key long term investments in our growth model and critical support systems. We also continue to invest in key acquisitions that improve our competitive set for the future.

As a result of this focus on our fundamentals, and as mentioned in the opening discussion, we look for our fourth quarter Global Institutional, Global Industrial and Other segments to continue to deliver good acquisition adjusted fixed currency sales growth, and expect lower Global Energy segment results. We expect the Venezuela devaluation and deconsolidation impact and foreign currency to have an unfavorable impact on sales of approximately one percentage point on fourth quarter sales and an unfavorable $0.02 per share impact to earnings growth. As a result, we expect fourth quarter adjusted earnings to be in the $1.23 to $1.33 range compared with $1.22 earned last year.

We have narrowed our full year earnings to be in the $4.35 to $4.45 per share range from the prior $4.35 to $4.50 per share range. This forecast includes an expected unfavorable $0.30 per share currency impact.

SUMMARY

In summary, we delivered on our forecast in the third quarter, while offsetting significant market and currency challenges and investing in our future. We will stay focused on driving fundamental growth in our businesses. We expect to deliver another year of superior earnings per share growth in 2016 before the impact of currency and the Venezuela devaluation and deconsolidation while continuing to make the right investments to sustain our future growth.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding our future financial and business performance and prospects, including forecasted 2016 fourth quarter and full-year financial and business results, energy market forecast, sales growth, performance against the market, innovation, investments, pricing, cost savings, foreign currency, Venezuela devaluation and deconsolidation impact, pending Anios acquisition and merger and acquisition opportunities. These statements are based on the current expectations of management of the Company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties are set forth under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015 and other public filings with the Securities and Exchange Commission (the “SEC”) and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including  reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to attract and retain high caliber management talent to lead our business; our ability to execute key business initiatives; potential information technology infrastructure failures and cybersecurity attacks; exposure to global economic, political and legal risks related to our international operations including with respect to our operations in Russia; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; our ability to develop competitive advantages through innovation; difficulty in procuring raw materials or fluctuations in raw material costs; our substantial indebtedness; our ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; changes in tax law and unanticipated tax liabilities; potential chemical spill or release; potential class action lawsuits;  the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement except as required by law.

NON-GAAP FINANCIAL INFORMATION

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•	fixed currency sales
•	acquisition adjusted fixed currency sales
•	adjusted cost of sales
•	adjusted gross margin
•	adjusted operating income
•	adjusted fixed currency operating income
•	adjusted fixed currency operating income margin
•	EBITDA
•	adjusted EBITDA
•	adjusted tax rate
•	adjusted net income attributable to Ecolab
•	adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and cash flows and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin and operating income exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gain) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios. We view these ratios as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2016. Fixed currency amounts also reflect all Venezuelan bolivar operations, prior to the deconsolidation of our Venezuelan operations, at a Marginal Currency System (“SIMADI”) rate of approximately 200 bolivares to 1

U.S. dollar, which was the approximate conversion rate for SIMADI at year end 2015. Fixed currency sales, acquisition adjusted fixed currency sales, adjusted fixed currency operating income and adjusted fixed currency operating income margin measures eliminate the impact of exchange rate fluctuations on our international sales, acquisition adjusted sales, adjusted operating income and adjusted operating income margin, respectively.

Acquisition adjusted growth rates generally exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude the Venezuelan results of operations from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the third quarter 2016 supplemental discussion.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended		Nine Months Ended
(unaudited)	September 30		September 30
(millions, except percent)	2016	2015	2016	2015

Net Sales
Reported GAAP net sales	$ 3,386.1	$ 3,446.4	$ 9,800.7	$ 10,133.1
Effect of foreign currency translation	(66.4)	(163.7)	(153.1)	(560.9)
Non-GAAP fixed currency sales	$ 3,319.7	$ 3,282.7	$ 9,647.6	$ 9,572.2

Cost of Sales
Reported GAAP cost of sales	$ 1,737.2	$ 1,820.0	$ 5,153.8	$ 5,391.8
Special (gains) and charges	-	23.8	61.9	35.4
Non-GAAP adjusted cost of sales	$ 1,737.2	$ 1,796.2	$ 5,091.9	$ 5,356.4

Gross Margin
Reported gross margin	48.7%	47.2%	47.4%	46.8%
Non-GAAP adjusted gross margin	48.7%	47.9%	48.0%	47.1%

Operating Income
Reported GAAP operating income	$ 574.1	$ 413.0	$ 1,358.1	$ 1,238.5
Effect of foreign currency translation	(10.1)	(37.1)	(23.9)	(117.9)
Non-GAAP fixed currency operating income	$ 564.0	$ 375.9	$ 1,334.2	$ 1,120.6

Reported GAAP operating income	$ 574.1	$ 413.0	$ 1,358.1	$ 1,238.5
Special (gains) and charges	3.2	166.5	97.6	251.5
Non-GAAP adjusted operating income	577.3	579.5	1,455.7	1,490.0
Effect of foreign currency translation	(10.1)	(37.1)	(23.9)	(117.9)
Non-GAAP adjusted fixed currency operating income	$ 567.2	$ 542.4	$ 1,431.8	$ 1,372.1

Operating Income Margin
Reported GAAP operating income margin	17.0%	12.0%	13.9%	12.2%
Non-GAAP adjusted fixed currency operating income margin	17.1%	16.5%	14.8%	14.3%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended		Nine Months Ended
(unaudited)	September 30		September 30
(millions, except percent and per share)	2016	2015	2016	2015

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 374.1	$ 257.8	$ 863.3	$ 793.2
Special (gains) and charges, after tax	(0.6)	145.4	60.8	211.8
Discrete tax net expense (benefit)	4.5	(19.2)	3.6	(56.0)
Non-GAAP adjusted net income attributable to Ecolab	$ 378.0	$ 384.0	$ 927.7	$ 949.0

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.27	$ 0.86	$ 2.91	$ 2.63
Special (gains) and charges, after tax	0.00	0.48	0.20	0.70
Discrete tax net expense (benefit)	0.02	(0.06)	0.01	(0.19)
Non-GAAP adjusted diluted EPS	$ 1.28	$ 1.28	$ 3.12	$ 3.15

Provision for Income Taxes
Reported GAAP tax rate	25.5%	29.6%	24.7%	24.9%
Special gains and charges	0.6	(7.5)	1.0	(2.6)
Discrete tax items	(0.9)	3.7	(0.3)	4.3
Non-GAAP adjusted tax rate	25.2%	25.8%	25.4%	26.6%

EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$ 1,098.0	$ 1,137.6
Provision for income taxes	324.3	378.1
Interest expense, net	258.6	243.3
Depreciation	557.7	563.4
Amortization	292.8	301.7
EBITDA	$ 2,531.4	$ 2,624.1
Special (gains) and charges impacting EBITDA	341.5	296.2
Adjusted EBITDA	$ 2,872.9	$ 2,920.3

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2015	2015	2015	2015	2015	2015	2015
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.77	$ 1.00	$ 1.77	$ 0.86	$ 2.63	$ 0.69	$ 3.32
Adjustments:
Special (gains) and charges (1)	0.02	0.20	0.22	0.48	0.70	0.55	1.25
Discrete tax expense (benefits) (2)	0.01	(0.13)	(0.12)	(0.06)	(0.19)	(0.02)	(0.21)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.80	$ 1.08	$ 1.87	$ 1.28	$ 3.15	$ 1.22	$ 4.37

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2016	2016	2016	2016	2016	2016	2016
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.77	$ 0.87	$ 1.64	$ 1.27	$ 2.91
Adjustments:
Special (gains) and charges (3)	0.01	0.19	0.21	0.00	0.20
Discrete tax expense (benefits) (4)	(0.02)	0.01	(0.00)	0.02	0.01
Adjusted diluted earnings per share (Non-GAAP)	$ 0.77	$ 1.08	$ 1.85	$ 1.28	$ 3.12

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2015 included restructuring charges of $1.6 million, $14.6 million, $10.0 million and $49.3 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2015 also included $3.2 million, $2.8 million, $2.4 million and $2.3 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Champion integration costs. Special (gains) and charges for 2015 also included $0.5 million, $0.1 million, $0.6 million and $0.1 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Nalco integration costs. Special (gains) and charges for 2015 also include charges of $30.2 million, $124.6 million, $80.9 million, net of tax, in the second, third and fourth quarters, respectively, related to Venezuelan charges. Special (gains) and charges for 2015 also included a charge of $15.4 million, net of tax, in the fourth quarter related to a fixed asset impairment. Special (gains) and charges for 2015 also included charges of $13.4 million, $7.8 million and $17.1 million, net of tax, in the second, third and fourth quarters, respectively, primarily related to litigation related charges, a loss on the sale of a portion of our Ecovation business and the net impact of inventory reserve and inventory cost policy harmonization efforts.

(2) The first quarter 2015 discrete tax net expense of $2.6 million was driven primarily by a change to a deferred tax liability resulting from the Naperville facility transaction. The second quarter 2015 discrete tax net benefit of $39.4 million was driven primarily from our ability to recognize a worthless stock deduction for the tax basis in a wholly owned domestic subsidiary. The third quarter 2015 discrete tax net benefit of $19.2 million was driven primarily by the release of valuation allowances on certain deferred tax assets and a refund claim for taxes paid in a prior period resulting from updated IRS regulations, offset partially by recognizing adjustments from filing our 2014 U.S. federal tax return. The fourth quarter discrete tax net benefit of $7.3 million was driven primarily by the finalization of prior year IRS audits, valuation allowance releases and other statute of limitation tax reserve releases.

(3) Special (gains) and charges for 2016 included restructuring charges of $1.8 million, net of tax in the first quarter, and gains related to restructuring of  $1.9 million and $7.2 million, net of tax, in the second and third quarters, respectively. Special (gains) and charges for 2016 also included a charge of $42.9 million, net of tax, during the second quarter associated with the downturn in the global energy market. Special (gains) and charges for 2016 also included a charge of $6.3 million, net of tax, during the second quarter related to other fixed asset impairments and inventory charges. Special (gains) and charges for 2016 also included a gain of $4.9 million, net of tax, during the second quarter related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2016 also included $2.6 million, $14.6 million and $6.6 million, net of tax, in the first, second and third quarters, respectively, related to other charges, including litigation related charges.

(4) The first quarter 2016 discrete tax items net benefit of $4.8 million was driven primarily by the release of reserves for uncertain tax positions due to expiration of statute of limitations in non-U.S. jurisdictions. The second quarter 2016 discrete tax items net expense of $3.9 million was driven by individually immaterial items, including adjustments to deferred tax asset and liability positions. The third quarter 2016 discrete tax items net expense of $4.5 million was driven primarily by recognizing adjustments from filing our 2015 U.S. federal income tax return, partially offset by settlement of international tax matters and remeasurement of certain deferred tax assets and liabilities resulting from the application of an updated tax rate in an international jurisdiction.